EXHIBIT 10(b)

                           EMPLOYEE AWARD AGREEMENT
                               RESTRICTED STOCK
                                  PURSUANT TO
         THE BOMBAY COMPANY, INC. 1996 LONG-TERM INCENTIVE STOCK PLAN



      This Award Agreement (the "Agreement") is made this _____ day of _____________, ________, between THE BOMBAY COMPANY, INC., a Delaware corporation (the "Company"), and _________________________ , an employee of the Company or one of its subsidiaries (the "Employee").

      WHEREAS, the Company desires to carry out the purposes of The Bombay Company, Inc. 1996 Long-Term Incentive Stock Plan (the "Plan") by affording Employee the opportunity to obtain shares of the Company's $1.00 par value common stock (the "Shares").

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth for other good and valuable consideration, the parties hereto agree as follows:

      1. Grant of Award. The Company hereby grants to Employee as of the date set forth above (the "Date of Grant") the right to receive an aggregate of __________ shares of the Company's Shares, such Shares being subject to adjustment as provided in paragraph 8 hereof, and on the terms and conditions herein set forth. The Shares granted pursuant to this Award are granted as restricted stock (the "Restricted Shares").

      2. Restricted Period. Except as otherwise provided in Paragraph 7, this Award of Restricted Shares shall be subject to the following vesting periods: 25% per year, as of each anniversary of the Date of Grant, for four
(4) years.

      3. Purchase Price. The purchase price of the Restricted Shares shall be $0.00 per Share. For purposes of the Award, the fair market value of such Shares on the date first appearing above is acknowledged to be $_________ per share.

      4. Delivery of Shares. Upon satisfaction and completion of the applicable vesting period as set forth in Paragraph 2 or Paragraph 7, as the case may be, and any other conditions prescribed by the Company as set forth in this Agreement, if any, the restrictions applicable to the specified quantity of Restricted Shares shall lapse and a stock certificate for that number of Restricted Shares which have vested shall be delivered, free of all restrictions, to Employee.

      5. Forfeiture. All Restricted Shares granted pursuant to this Award to Employee which have not vested in accordance with Paragraph 2 or Paragraph 7, as the case may be, shall be forfeited upon Employee's termination of employment with the Company.

      6.    Taxes.   The payment of withholding tax liability by Employee shall be a condition precedent to the Company's obligation to issue any certificates for Restricted Shares resulting from this Award.

      7. Acceleration of Delivery Dates. Notwithstanding the provisions of Paragraph 2 above relating to the vesting period, at any time prior to the fourth (4th) anniversary of the Date of Grant, (i) in the event the Company's annual earnings per share, measured as of the end of the Company's fiscal year, equals or exceeds fifty cents ($0.50) per share, the Restricted Shares shall be 100% vested effective with the public announcement of such earnings; and (ii) the Committee may, in its discretion, permit the Restricted Shares to be 100% vested upon any Change in Control of the Company (as defined in the Plan).

      8. Adjustments of Shares Subject to Award. If any Shares shall at any time be changed or exchanged by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares or a dividend payable in stock, then the aggregate number of Restricted Shares subject to this Agreement shall be automatically adjusted such that Employee's proportionate interest shall be maintained as before the occurrence of such event. The determination of any such adjustment by the Committee shall be final, binding and conclusive.

      9. No Contract. This Agreement does not constitute a contract for employment and shall not affect the right of the Company to terminate Employee's employment for any reason whatsoever.

      10. Rights as Shareholder. This Award shall not entitle Employee to any rights of a shareholder of the Company or to any notice of proceedings of the Company with respect to any Restricted Shares unless and until the vesting period has been satisfied for such Restricted Shares. None of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to the satisfaction of all restrictions prescribed by the Company with respect to the Restricted Shares.

     11. Restriction on Issuance of Shares. The Company shall not be required to issue or deliver any certificates for Shares covered by an Award prior to the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, and the completion of any registration or other qualification of such Shares under any state or federal law or ruling or regulations of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable. In addition, if shares reserved for issuance upon exercise of Awards shall not then be registered under the Securities Act of 1933 the Company may, upon Employees receipt of an Award, require Employee or his permitted transferee to represent in writing that the Shares being acquired are for investment and not with a view to distribution, and may mark the certificate for the Shares with a legend restricting transfer and may issue stop transfer orders relating to such certificate to the transfer agent.

     12. Lapse of Award. The Agreement shall be null and void in the event Employee shall fail to sign and return a counterpart hereof to the Company within thirty (30) days of its delivery to Employee.

     13. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties hereto.

     14. Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties; provided, however, that the Company may change or modify this Agreement without the Participant's consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, or any regulations or other guidance issued thereunder. Notwithstanding the preceding sentence, the Company may amend the Plan to the extent permitted by the Plan.

     15. Governing Instrument and Law. This Award and any Shares issued hereunder shall in all respects be governed by the terms and provisions of the Plan, and by the laws of the State of Texas, and in the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.


                               THE BOMBAY COMPANY, INC.


                               By:





Accepted and Agreed:


                                              Date:
Michael J. Veitenheimer